Exhibit 99.2

HIVE DIGITAL TECHNOLOGIES LTD.

HIVE Announces Closing of Private Offering of $130 Million of 0% Exchangeable Senior Notes due 2031

This news release constitutes a "designated news release" for the purposes of the Company's amended and restated prospectus supplement, dated June 16, 2026, to its short form base shelf prospectus, dated October 31, 2025.

San Antonio, Texas--(Newsfile Corp. - June 30, 2026) - HIVE Digital Technologies Ltd. (TSX: HIVE) (NASDAQ: HIVE) (BVC: HIVECO) (the "Company" or "HIVE") today announced that HIVE Bermuda 2026 Ltd., its wholly-owned subsidiary (the "Issuer") has closed its private offering (the "Offering") of US$130 million aggregate principal amount of 0% exchangeable senior notes due 2031 (the "Notes") to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Offering included the exercise in full of the initial purchasers' option to purchase an additional US$15 million aggregate principal amount of Notes (the "Option").

Aydin Kilic, President & CEO of HIVE commented "We are thrilled to complete this upsized 0% coupon exchangeable senior note offering for US$130 million. Together with the offering of exchangeable notes closed on April 21, 2026, we have raised US$245 million from the sale of 0% coupon notes this quarter. In addition, the capped call transactions completed in connection with the Offering, carrying an initial cap price of US$8.5275, will minimize dilution. We are excited to deploy the proceeds to accelerate the growth of our AI and HPC business."

The Notes will mature on July 1, 2031, unless earlier repurchased, redeemed or exchanged. Prior to April 1, 2031, the Notes will be exchangeable only upon satisfaction of certain conditions and during certain periods, and thereafter, the Notes will be exchangeable at the option of holders at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Issuer may settle exchanges of the Notes in cash, common shares ("Common Shares") of HIVE or a combination of cash and Common Shares, at its election. The initial exchange rate for the Notes is 206.9429 Common Shares per US$1,000 principal amount of Notes, equivalent to an initial exchange price of approximately US$4.83 per Common Share (approximately 27.5% premium to the last reported sale price of US$3.79 per Common Share on the Nasdaq on June 25, 2026). The Issuer will have the right to redeem the Notes in certain circumstances and will be required to offer to repurchase the Notes upon the occurrence of certain events.

The Issuer estimates that the net proceeds from the Offering will be approximately US$124.5 million in net proceeds to HIVE, after deducting commissions and estimated offering expenses, but before deducting the cost of the capped call transactions. The Issuer intends to use the net proceeds from the Offering to fund one or more of HIVE's direct or indirect subsidiaries, or to make a capital contribution to any such subsidiary or subsidiaries, which in turn will use such proceeds for general corporate purposes, capital investment (including, but not limited to, the purchase of graphics processing units) and data center development. HIVE intends to fund approximately US$15.7 million for capped call transactions (as described below) using cash on hand, and the Issuer may use a portion of the net proceeds to reimburse HIVE for the cost of the capped call transactions.

In connection with the Offering, the Company entered into privately negotiated cash-settled capped call transactions with certain financial institutions. The cap price of the capped call transactions is initially US$8.5275 per Common Share, which represents a premium of 125.0% to the last reported sale price of US$3.79 per Common Share on the Nasdaq on June 25, 2026, and will be subject to customary anti-dilution adjustments under the terms of the capped call transactions.

The Company is relying on the exemption under Section 602.1 of the TSX's Company Manual (the "TSX Manual") available to Eligible Interlisted Issuers (as defined in the TSX Manual) in respect of the Offering.

None of the Notes, the guarantee or the Common Shares issuable upon exchange of the Notes, if any, have been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About HIVE Digital Technologies Ltd.

Founded in 2017, HIVE Digital Technologies Ltd. was among the first publicly listed companies to prioritize mining digital assets powered by green energy. Today, HIVE builds and operates next-generation Tier-I and Tier-III data centers across Canada, Sweden, and Paraguay, serving both Bitcoin and high-performance computing clients. HIVE's dual engine infrastructure-driven by hashrate services and GPU-accelerated AI computing-delivers scalable, environmentally responsible solutions for the digital economy.

On behalf of HIVE Digital Technologies Ltd.

"Frank Holmes"

Executive Chairman

For further information, please contact:

Nathan Fast, Director of Marketing and Branding

Frank Holmes, Executive Chairman

Aydin Kilic, President & CEO

Tel: (604) 664-1078

Forward-Looking Information

This news release contains "forward-looking information" within the meaning of the applicable Canadian and United States securities legislation and regulations that is based on expectations, estimates and projections as at the date of this news release. "Forward-looking information" in this news release includes but is not limited to: statements with respect to the use of proceeds from the Offering, business goals and objectives of the Company, and other forward-looking information concerning the intentions, plans and future actions of the Company and the terms of the transaction described herein.

The forward-looking information in this news release reflects the Company's current expectations, assumptions, and/or beliefs based on information currently available to the Company. In connection with the forward-looking information contained in this news release, the Company has made assumptions about the Company's objectives, goals or future plans, the timing thereof and related matters. The Company has also assumed that no significant events occur outside of the Company's normal course of business. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance, and accordingly, undue reliance should not be put on such information due to its inherent uncertainty. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether because of new information, future events or otherwise, other than as required by law.